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Exhibit 99.1

For Immediate Release

A.D.A.M., Inc. Announces First Quarter Results

Company reports quarterly net income of $0.04 per share

Atlanta, GA—May 6, 2003—A.D.A.M., Inc. (Nasdaq: ADAM) today announced financial results for the first quarter ended March 31, 2003.

Revenues for the quarter ended March 31, 2003 were $2,344,000 compared to revenues of $2,108,000 in the year-ago period, an increase of approximately 11%. Net income for the first quarter of 2003 increased to $299,000 from a net loss of ($230,000) in the year-ago quarter. Diluted earnings per share increased to $0.04 per share from a net loss per diluted share of ($0.03) in the year-ago quarter.

Net cash provided from operating activities for the quarter ended March 31, 2003 increased 59% to $1,486,000 from $935,000 in the year-ago quarter. Cash and cash equivalents were $3,703,000 as of March 31, 2003, up $1,483,000 from $2,220,000 as of December 31, 2002.

"Our first quarter results are encouraging," said Robert S. Cramer, Jr., A.D.A.M.'s Chairman and CEO. "We took numerous proactive steps in the last half of 2002 as a result of the changing eHealth landscape, and we are in a strong operational position to reach new customers and expand our sales efforts into other areas of healthcare. Our revenue concentrations that we had previously with WebMD and other Internet portals are now behind us as of the end of first quarter, and we believe our transition into healthcare and the employer markets is gaining strength. Our balance sheet is strong, we are generating positive cash, and expect to be cash positive for the year."

Mr. Cramer continued, "In the next several weeks we will be launching an exciting new communications and messaging suite that allows healthcare organizations and employers to communicate personalized health information. Organizations will be able to use the application to target and distribute newsletters, personalize and deliver patient education, connect to a call center, send reminders and alerts—even collect sophisticated usage data so that marketing departments and benefit managers can track and analyze ROI of their programs. These "technology-driven" solutions are what will continue to distinguish A.D.A.M. in the health information marketplace while providing a broader picture of our company, its capabilities, and the strategic direction we are taking."

A.D.A.M. will hold its first quarter earnings conference call today, May 6, 2003, at 10:00 A.M. EDT. To participate in the call, please dial (877) 858-9758 approximately five minutes prior to the start time. International callers may dial (706) 643-0758.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, and regulatory changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

About A.D.A.M., Inc.

Headquartered in Atlanta, A.D.A.M., Inc. (NASDAQ: ADAM) is a leading publisher of interactive, visually engaging health and medical information for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, health visuals produced by medically-trained illustrators, and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience in both the healthcare and education markets. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy its proprietary content assets and products. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information, visit www.adam.com.

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A.D.A.M., Inc.

Condensed Consolidated Statements of Operations
and Summary Balance Sheet Data

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Total Revenues	$2,344	$2,108

Operating expenses:
Cost of revenues	464	285
General and administrative	372	438
Product and content development	505	655
Sales and marketing	524	687
Depreciation and amortization	191	242

Total operating expenses	2,056	2,307

Operating income (loss)	288	(199)
Interest income (expense), net	11	24

Income (loss) before losses from affiliate	299	(175)
Losses from affiliate	—	(55)

Net income (loss)	299	$(230)

Basic net income (loss) per common share	$0.04	$(.03)

Basic weighted average number of common shares outstanding	7,008	7,180

Diluted net income (loss) per common share	$0.04	$(.03)

Diluted weighted average number of common shares outstanding	7,197	7,180

	Summary Balance Sheet Data
	3/31/03	12/31/02
Cash and cash equivalents	$3,703	$2,220
Accounts receivable-net	1,030	1,288
Total current assets	5,197	3,838
Goodwill	2,043	2,043
Total assets	9,740	8,691
Deferred revenue	2,611	1,916
Short term debt	13	19
Total current liabilities	3,327	2,632
Total liabilities	3,371	2,679
Shareholders' equity	6,369	6,012
Working capital	1,870	1,206

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A.D.A.M., Inc. Announces First Quarter Results